Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Equity Trust and Virtus Opportunities Trust of our reports dated November 21, 2019, relating to the financial statements and financial highlights, which appear in Virtus Rampart Multi-Asset Trend Fund (one of the Funds constituting Virtus Opportunities Trust) and Virtus Tactical Allocation Fund (one of the funds constituting Virtus Equity Trust) Annual Reports on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the heading "Financial Statements and Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 1, 2020